Template Individual Variable Deferred Annuity Contract with Flexible Purchase Payments and Schedule	Item 27. Exhibit (d) i.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
[Springfield, MA 01111-0001]

Massachusetts Mutual Life Insurance Company (“we, us, our and the Company”) will make Annuity Payments, in accordance with the provisions of this Contract.

We issued this Contract to the Owner(s) (“you and your”) on the Issue Date in exchange for the payment of the initial Purchase Payment shown on the Contract Schedule. Our [Service Center] address is [P.O. Box 9067, Springfield, MA 01102-9067]. You may contact us by phone at [1-800-272-2216] or by visiting our website at [www.massmutual.com].

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission, hereafter referred to as “Commission”, and issued under the Commission standards. Any Contract provision that on the provision’s effective date is in conflict with the applicable Commission standards for this product type in effect as of the provision’s effective date of Commission contract approval is hereby amended to conform to the applicable Commission standards in effect as of the provision’s effective date of Commission contract approval.

RIGHT TO EXAMINE CONTRACT: You have the right to return this Contract. You may return this Contract to us for any reason within ten (10) calendar days, or thirty (30) calendar days if you are replacing another annuity contract or life insurance policy with this Contract, after you receive it. You may return it by delivering or mailing it to us with your Written Request at our Service Center or to the agent who sold it. When we receive your Written Request, we will void the Contract as if it had never been in force. Upon receipt of your Written Request, we will refund, within seven (7) calendar days, the Contract Value, plus any fees or charges previously deducted from your Purchase Payments, all determined at the Close of Business on the Business Day we receive your Written Request at our Service Center. This may be more or less than the Purchase Payment(s).

THIS IS A LEGAL CONTRACT BETWEEN YOU AND US

READ YOUR CONTRACT CAREFULLY

[ /s/ Tokunbo Akinibajo ]	[ /s/ Roger W. Crandall ]
[SECRETARY]	[PRESIDENT]

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT
WITH FLEXIBLE PURCHASE PAYMENTS

●	THIS CONTRACT IS NON-PARTICIPATING. IT DOES NOT PROVIDE FOR THE PAYMENT OF DIVIDENDS.

●	THIS CONTRACT PROVIDES WAIVER OF CONTINGENT DEFERRED SALES CHARGE BENEFITS, IF APPLICABLE.

●	CONTRACT VALUES, WITHDRAWAL VALUES AND THE DEATH BENEFIT PROVIDED BY THIS CONTRACT WITH RESPECT TO AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

To contact the Insurance Department in the state in which this Contract is issued, you may call:

[(XXX) XXX-XXXX]

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TABLE OF CONTENTS

CONTRACT SCHEDULE	4

DEFINITIONS	5

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS	8
ANNUITANT(S)	8
OWNER(S)	8
COLLATERAL ASSIGNMENT OF THE CONTRACT	8

PURCHASE PAYMENT PROVISIONS	9
PURCHASE PAYMENTS	9
ALLOCATION OF PURCHASE PAYMENTS	9

SEPARATE ACCOUNT PROVISIONS	9
THE SEPARATE ACCOUNT	9
VALUATION OF ASSETS	10
ACCUMULATION UNITS	10
ACCUMULATION UNIT VALUE	10
CHANGE IN NET ASSET VALUE (NAV) FORMULA	10
ADJUSTMENT OF UNITS AND VALUES	10
SUSPENSION OF PAYMENTS	11

TRANSFER PROVISIONS	11
TRANSFERS DURING THE ACCUMULATION PHASE	11
TRANSFERS DURING THE ANNUITY PHASE	11

WITHDRAWAL PROVISIONS	11
WITHDRAWAL	11

CONTRACT CHARGES	12
CONTINGENT DEFERRED SALES CHARGE (CDSC)	12
ANNUAL CONTRACT MAINTENANCE CHARGE	12

SEPARATE ACCOUNT CHARGES	12
MORTALITY AND EXPENSE RISK CHARGE	12
ADMINISTRATIVE CHARGE	12

DEATH BENEFIT PROVISIONS	12
DEATH OF OWNER DURING THE ACCUMULATION PHASE	12
DEATH OF ANNUITANT DURING THE ACCUMULATION PHASE	13
DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PHASE	13
DEATH BENEFIT PAYOUT OPTIONS DURING THE ACCUMULATION PHASE	13
PAYMENT OF INTEREST ON THE DEATH BENEFIT	14
PAYMENT OF DEATH BENEFIT	14
DEATH OF OWNER DURING THE ANNUITY PHASE	14
DEATH OF ANNUITANT DURING THE ANNUITY PHASE	15
BENEFICIARY	15
CHANGE OF BENEFICIARY	15

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GENERAL PROVISIONS	16
CONTRACT CHANGES BY THE COMPANY	16
CONTRACT CHANGES BY THE OWNER	16
CONTRACT TERMINATION	16
ENTIRE CONTRACT	17
EVIDENCE OF SURVIVAL	17
INCONTESTABILITY	17
MISSTATEMENT OF AGE OR SEX	17
NON-BUSINESS DAYS	17
NON-PARTICIPATING CONTRACT	17
PREMIUM AND OTHER TAXES	17
PROTECTION OF PROCEEDS	18
REGULATORY REQUIREMENTS	18
REPORTS /STATEMENTS	18
RESERVATION OF RIGHTS	18

ANNUITY PROVISIONS	18
ANNUITY GUIDELINES	18
ANNUITY PAYMENTS	19
FIXED ANNUITY PAYOUT RATE GUARANTEE	19
ANNUITY OPTIONS	19
Single Life Annuity	19
Single Life Annuity with Cash Refund	19
Single Life Annuity with Period Certain	20
Joint and Survivor Life Annuity	20
Joint and Survivor Life Annuity with Period Certain	20
Joint and 2/3 Survivor Life Annuity	20
Joint and 2/3 Survivor Life Annuity with Period Certain	20
Period Certain Annuity	21

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DEFINITIONS

ACCUMULATION PHASE. Your Contract’s Accumulation Phase begins on the date we issue your Contract and ends on the Annuity Date, the date you withdraw all of your Contract Value, or the date your Contract terminates.

ACCUMULATION UNIT. A unit of measure used to determine your value in a Sub-Account during the Accumulation Phase.

AGE. The attained age of any Owner or that of any Annuitant or Beneficiary, as applicable, at his or her last birthday except as described in the Contract Schedule under the Fixed Annuity Payout Rates section. If the Contract is owned by a non-natural person (e.g., a corporation, trust or other entity), then Age shall mean the attained age of any Annuitant at his or her last birthday except as described in the Contract Schedule under the Fixed Annuity Payout Rates section.

ANNUITANT. The person(s) on whose life Annuity Payments are based with the exception of the Period Certain Annuity Option. The term Annuitant shall also include the joint Annuitant, if any. The Annuitant has no rights to this Contract.

ANNUITY DATE. The date Annuity Payments begin. The latest date that the Contract Value may be applied to provide Annuity Payments under this Contract is shown as the Latest Permitted Annuity Date on the Contract Schedule.

ANNUITY OPTIONS. Options available for Annuity Payments.

ANNUITY PAYMENTS. Series of payments that will be made pursuant to the Annuity Option you elect.

ANNUITY PHASE. The period which begins on the Annuity Date and ends with the last Annuity Payment.

BENEFICIARY. The person(s) or entity(ies) that you designated to receive the death benefit provided by this Contract.

BUSINESS DAY. Every day the New York Stock Exchange or its successors (“NYSE”) is open for trading. Our Business Day ends at the Close of Business as defined in this Contract.

CLOSE OF BUSINESS. The time on a Business Day when the NYSE ends regular trading, usually at 4:00 p.m. Eastern Time.

CONTINGENT DEFERRED SALES CHARGE (CDSC). A charge that may be assessed against each Purchase Payment you withdraw from the Contract.

CONTRACT ANNIVERSARY. An anniversary of the Issue Date of this Contract.

CONTRACT SCHEDULE DATE. The effective date of any Contract Schedule. A Contract Schedule bearing the latest Contract Schedule Date will supersede all previous Contract Schedules.

CONTRACT VALUE. The sum of your value(s) in the Sub-Account(s) during the Accumulation Phase.

CONTRACT WITHDRAWAL VALUE. The Contract Value less any applicable Premium Taxes not previously deducted; less any applicable Annual Contract Maintenance Charge; less any applicable

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Contingent Deferred Sales Charge; less any Purchase Payments credited to this Contract that have not yet cleared the bank, until they clear the bank.

CONTRACT YEAR. The first Contract Year is the annual period which begins on the Issue Date and ends on the last calendar day before the first Contract Anniversary. Subsequent Contract Years begin on subsequent Contract Anniversaries.

FIXED ANNUITY PAYMENTS. Annuity Payments made during the Annuity Phase which we guarantee as to the dollar amount of each Annuity Payment.

FUND. An investment entity into which assets of a Sub-Account will be invested.

GENERAL ACCOUNT. Our general investment account which supports our annuity and insurance obligations. The General Account’s assets include all of our assets with the exception of the Separate Account and other segregated asset accounts.

GOOD ORDER. All the requirements we deem necessary to execute any transaction pursuant to the terms of this Contract must be complete and received by us at our Service Center. Instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions.

ISSUE DATE. The date this Contract became effective, as shown on the Contract Schedule.

NON-BUSINESS DAY. Any day when the NYSE is not open for trading.

OWNER. The person(s) or entity (“you” and “your”) entitled to the ownership rights stated in this Contract. The term Owner shall also include the joint Owner, if any.

PREMIUM TAX. A tax imposed on us by certain states and other jurisdictions when a Purchase Payment is made, when Annuity Payments begin, or when Contract Value is withdrawn.

PURCHASE PAYMENT. Any amount paid to us by you or on your behalf with respect to this Contract during the Accumulation Phase. Purchase Payments may not be added after the Annuity Date.

REQUIRED MINIMUM DISTRIBUTION (RMD). A Required Minimum Distribution (RMD) is a minimum amount the federal tax law requires be withdrawn from certain Qualified Contracts each year. RMDs are generally required to begin by April 1st of the year after attainment of age 72 (age 70 ½ if you were born before July 1, 1949), or for some qualified plans, the year of retirement, if later.

RIDER EFFECTIVE DATE. The effective date of any Rider shown on the Contract Schedule.

SEPARATE ACCOUNT. Our Separate Account(s) shown on the Contract Schedule.

SERVICE CENTER. The administrative office shown on the Contract Schedule of this Contract, or other location(s) we specify to which notices, requests and Purchase Payments must be sent unless you are notified otherwise.

SUB-ACCOUNT. Separate Account assets are divided into Sub-Accounts which are listed on the Contract Schedule. Assets of each Sub-Account will be invested in shares of a single Fund.

WRITTEN NOTICE. A written or electronic communication or instruction we send to you. Any notice that we send to you will be sent to your last known address, unless you request otherwise via Written Request. You must promptly provide us with notice of any change of your address.

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WRITTEN REQUEST. A written communication or instruction you send to us in Good Order. We may consent to receiving requests electronically or by telephone at our Service Center.

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ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

ANNUITANT(S). The Annuitant is the person(s) you designated on the Issue Date, unless changed prior to the Annuity Date. This Contract cannot have more than two (2) Annuitants.

If this Contract is owned by a non-natural person, the Annuitant may not be changed and we will use the Age of the oldest Annuitant to determine all applicable benefits. The Annuitant may not be changed nor may an Annuitant be added after the Annuity Date. Any change of an Annuitant must be made by Written Request. You may not change the Annuitant without our approval. An approved change will take effect on the date the Written Request is signed, unless you specify otherwise. We will not be liable for any payment made or action taken prior to our receipt of the Written Request. A change of Annuitant that we allow will automatically revoke any prior designation of Annuitant. If electing a life contingent Annuity Option, the Annuitant(s) must be at least Age 18 as of the Annuity Date.

OWNER(S). You have all ownership rights under this Contract unless limited by an assignment or by the designation of an irrevocable Beneficiary. The Owner is as designated on the Issue Date, and may be changed in accordance with the provisions of this Contract.

This Contract can be jointly owned by two individuals. If this Contract is jointly owned, we will use the Age of the oldest Owner to determine all applicable benefits. Owners must be at least the age of majority in the state the Contract is issued. Both Owners’ authorization will be required to exercise any contractual right. This Contract cannot be jointly owned if an owner is a non-natural person or by more than two (2) individuals.

You may change owners at any time by Written Request, subject to our approval. We may refuse, to the extent necessary to comply with any applicable laws, rules, or regulations, any requested change on a non-discriminatory basis only. You may not change the Owner to an individual who was over the maximum age for purchasing the Contract on the Issue Date of the Contract.

The change will take effect on the date the Written Request is signed, unless you specify otherwise. We will not be liable for any payment made or action taken prior to our receipt of the Written Request. A change of Owner that we allow will automatically revoke any prior designation of Owner.

COLLATERAL ASSIGNMENT OF THE CONTRACT. This Contract is assignable. We may refuse, to the extent necessary to comply with any applicable laws, rules or regulations, any request to assign this Contract on a non-discriminatory basis only. We may also refuse a request to assign the Contract that would impose additional obligations on us beyond the terms of the Contract.

To apply for any assignment, you must provide a Written Request to our Service Center specifying the terms of an assignment of this Contract. Once we have accepted the Written Request, the assignment shall be effective on the date the notice of assignment is signed, unless you specify otherwise; provided, however, that until we receive and approve the Written Request, we will not be required to take notice of or be responsible for any transfer of interest in this Contract by assignment, agreement, or otherwise.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If this Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

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PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS. The minimum initial Purchase Payment is required to issue your contract. The minimum and maximum requirements for total and subsequent Purchase Payments are shown on the Contract Schedule. We reserve the right to reject any Purchase Payment not conforming to the requirements set forth in the Contract Schedule or not complying with any state or federal regulatory requirements.

ALLOCATION OF PURCHASE PAYMENTS. We allocate the initial Purchase Payment in accordance with your selection(s) made at the time this Contract is issued. If you make additional Purchase Payments, we will allocate them based on your current allocation instructions, unless you request a different allocation by sending us a Written Request. Allocation of the Purchase Payments is subject to the Allocation Guidelines shown on the Contract Schedule. We reserve the right to allocate initial Purchase Payments to a money market Sub-Account until the expiration of the Right to Examine Contract period. We will not be liable for the investment results of allocations of Purchase Payments made in accordance with your instructions.

SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT. The Separate Account is shown on the Contract Schedule and consists of assets we set aside, which are kept separate from that of the general account assets and all our other separate account assets. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business we may conduct. Income, gains and losses, whether or not realized, from assets allocated to a Separate Account will be credited to or charged against such account without regard to other income, gains or losses of the Company.

The Separate Account assets are divided into Sub-Accounts. The Sub-Accounts which are available under this Contract during the Accumulation Phase are shown on the Contract Schedule. The assets of the Sub-Accounts are invested in shares of the Funds. You may be permitted to transfer Contract Values or allocate Purchase Payments to the Sub-Accounts during the Accumulation Phase. However, the right to make such transfers or allocations will be limited by the terms and conditions we impose.

We reserve the right, subject to compliance with applicable federal securities laws and regulations and any other federal or state law, to make certain changes to the structure and operation of the Separate Account, including, among other things:

●	eliminate, combine or add Sub-Accounts;

●	combine the Separate Account with one or more different separate account(s);

●	close existing Sub-Accounts to allocations of new Purchase Payments and Contract Value by current or new Contract Owners;

●	transfer assets of the Separate Account or any Sub-Account that we may determine to be associated with the class of contracts in which the Contract belongs to another separate account or Sub-Account;

●	operate the Separate Account as a management investment company under the 1940 Act, or as any other form permitted by law;

●	add or remove Funds or Fund classes in which the Sub-Accounts invest; and

●	substitute a new Fund for a Fund in which a Sub-Account currently invests (new or substitute Funds may have different fees and expenses).

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In the event we exercise these rights, we will provide Written Notice to the Owner(s).

VALUATION OF ASSETS. The assets of the Separate Account are valued at their fair market value in accordance with our procedures.

ACCUMULATION UNITS. During the Accumulation Phase, we use Accumulation Units to account for all amounts allocated to or withdrawn from the Sub-Accounts as a result of Purchase Payments, withdrawals and transfers. When you allocate Purchase Payments to a Sub-Account or transfer Contract Value into a Sub-Account, you are purchasing Accumulation Units in that Sub-Account. When you withdraw or transfer Contract Value from a Sub-Account, Accumulation Units in that Sub-Account are redeemed. Once we receive your Written Request, we determine the number of Accumulation Units of a Sub-Account purchased (or redeemed) by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account. We call the dollar value of one Accumulation Unit the Accumulation Unit Value. For any Written Request for a transaction received at our Service Center before the Close of Business on a Business Day, the Accumulation Unit Values used to complete the transaction will be those determined at the Close of Business on that Business Day.

ACCUMULATION UNIT VALUE. The Accumulation Unit Value for each Sub-Account was set initially at $10. Subsequently, the Accumulation Unit Values on any Business Day will be those we calculate after the Close of Business on that day. We calculate the Accumulation Unit Values for each Sub-Account by applying the Change in Net Asset Value (NAV) Formula described below.

CHANGE IN NET ASSET VALUE (NAV) FORMULA. This formula derives the daily investment rate of return for each Sub-Account net of all Separate Account Charges shown on the Contract Schedule. The Change in NAV Formula is applied to each Sub-Account as follows:

1.	The daily change in NAV of the Fund is added to the amount of any Fund distribution (income or capital gain distribution) on that Business Day. This sum is then divided by the previous Business Day NAV of the Fund. This is the daily gross investment rate of return for the Fund.

2.	The daily accrual for all the Separate Account Charges are then subtracted from the daily gross investment rate of return for the Fund.

3.	The result is then multiplied by the previous Business Day Accumulation Unit Value to produce the next Accumulation Unit Value.

The gross investment rate of return will be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations. The Accumulation Unit Value may increase or decrease from Business Day to Business Day.

ADJUSTMENT OF UNITS AND VALUES. We have the right to split or consolidate the number of Accumulation Units credited to your Contract, with a corresponding increase or decrease in the Accumulation Unit Values. We may exercise this right whenever we consider an adjustment of Accumulation Units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this Contract, or on the Owner, the Annuitant, any Beneficiary, any assignee or other person, or on us.

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SUSPENSION OF PAYMENTS. We may be required to suspend or postpone payments for withdrawals or transfers from the Sub-Accounts for any period when:

●	the NYSE is closed (other than customary weekend and holiday closings);

●	trading on the NYSE is restricted;

●	an emergency exists as a result of which disposal of assets of the Sub-Accounts is not reasonably practicable or we cannot reasonably value the assets of the Sub-Accounts; or

●	during any period when the Securities and Exchange Commission, by order, so permits for your protection.

TRANSFER PROVISIONS

TRANSFERS DURING THE ACCUMULATION PHASE. Subject to any limitations we impose as shown on the Contract Schedule, you may transfer all or a portion of your investment in a Sub-Account by Written Request. Transfers to and from the applicable Sub-Accounts will be effective as of the Close of Business on the Business Day we receive your Written Request. All transfers are subject to the following:

1.	The minimum amount which must remain in a Sub-Account, should you choose to leave any of your Contract Value in the Sub-Account, is shown on the Contract Schedule.

2.	We reserve the right, at any time to any party, to terminate, suspend or modify the transfer provisions.

3.	We may terminate, limit, or modify your ability to make transfers due to frequent trading or market timing activity.

If you elect to use this transfer privilege, we will not be liable for the investment results of transfers made in accordance with your instructions. All amounts and Accumulation Units will be determined as of the Close of Business on the Business Day during which your Written Request is received at the Service Center.

TRANSFERS DURING THE ANNUITY PHASE. We do not allow transfers in the Annuity Phase of the Contract.

WITHDRAWAL PROVISIONS

WITHDRAWAL. During the Accumulation Phase, upon Written Request, you may make a partial or total withdrawal of the Contract Withdrawal Value. We will pay any partial or total withdrawal to the Owner(s), unless we agree otherwise.

Each partial withdrawal must be for an amount which is not less than the minimum withdrawal amount shown on the Contract Schedule. The minimum Contract Value which must remain in this Contract after a partial withdrawal is shown on the Contract Schedule.

A withdrawal will result in the redemption of Accumulation Units from each applicable Sub-Account in the ratio that your value in the Sub-Account bears to your Contract Value, unless you specify in your Written Request the Sub-Account(s) from which the withdrawal(s) will be made.

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Withdrawals from the applicable Sub-Accounts will be effective as of the Close of Business on the Business Day we receive your Written Request. We will pay the amount of any withdrawal within seven (7) calendar days thereafter unless the Suspension of Payments provision is in effect.

Any withdrawal may be subject to a Contingent Deferred Sales Charge and may have tax consequences. Please consult your tax advisor.

CONTRACT CHARGES

CONTINGENT DEFERRED SALES CHARGE (CDSC). We may deduct a CDSC in the event you withdraw all or a portion of the Purchase Payment(s) applied to your Contract, but we do not impose a CDSC against earnings that you withdraw. The Free Withdrawal Amount is an amount which is not subject to the CDSC. The CDSC schedule and Free Withdrawal Amount description, if applicable, are shown on the Contract Schedule.

ANNUAL CONTRACT MAINTENANCE CHARGE. We deduct an Annual Contract Maintenance Charge from the Sub-Accounts on your Contract Anniversary to reimburse us for expenses relating to maintenance of this Contract. We will also deduct the Annual Contract Maintenance Charge if you take a total withdrawal on any Business Day other than your Contract Anniversary. The Annual Contract Maintenance Charge is shown on the Contract Schedule.

SEPARATE ACCOUNT CHARGES

MORTALITY AND EXPENSE RISK CHARGE. We deduct a Mortality and Expense Risk Charge from each Sub-Account in which you are invested. The charge, which is shown on the Contract Schedule, compensates us for assuming the mortality and expense risks under this Contract.

ADMINISTRATIVE CHARGE. We deduct an Administrative Charge from each Sub-Account in which you are invested. The charge, which is shown on the Contract Schedule, compensates us for the costs associated with the administration of this Contract and the Separate Account.

DEATH BENEFIT PROVISIONS

DEATH OF OWNER DURING THE ACCUMULATION PHASE. Upon the death of any Owner during the Accumulation Phase, we will pay the death benefit to the Beneficiary. If there are joint Owners, we will treat the surviving Owner as the sole primary Beneficiary who will be entitled to receive the death benefit proceeds under this Contract. We will treat any other Beneficiary designation on record at the time of death as a contingent Beneficiary.

A Beneficiary may request that the death benefit be paid under one of the death benefit payout options shown in the Death Benefit Payout Options During the Accumulation Phase section.

Spousal Continuance

If the sole primary Beneficiary is your spouse, he or she may elect to continue this Contract at the then current death benefit amount in his or her own name and exercise all ownership rights under this Contract in accordance with Section 72(s)(3) of the Internal Revenue Code (IRC). If the sole primary Beneficiary is a domestic partner, or civil union partner, as defined under applicable state laws, he or she may elect to continue this Contract as described herein. Since current federal tax law does not define a spouse to

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include a domestic partner, or civil union partner, such domestic partner or civil union partner who elects to continue this Contract must still meet the distribution requirements of Section 72(s) of the IRC. In order to meet these requirements, the amount of any gain in this Contract will become subject to income tax at the time the election to continue this Contract is made.

If the Contract is held as a Custodial IRA, and the sole primary Beneficiary of the IRA custodial account is the surviving spouse of the Annuitant, you may choose to continue the Contract, with the surviving spouse as the Annuitant.

The right to continue this Contract by a surviving spouse, a domestic partner, a civil union partner or an IRA custodian can only be exercised once while this Contract is in effect. If, at the time the Owner purchased the Contract, the surviving spouse, domestic partner or civil union partner was over the maximum contract issue age, then the Contract cannot be continued.

DEATH OF ANNUITANT DURING THE ACCUMULATION PHASE. If any Annuitant, who is not an Owner, dies during the Accumulation Phase, you may designate a new Annuitant unless the Contract is owned by a non-natural person. If there is no surviving Annuitant, the oldest Owner will become the Annuitant. If an Annuitant dies during the Accumulation Phase and the Owner is a non-natural person, such death will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PHASE. The death benefit during the Accumulation Phase is the Contract Value determined as of the Close of Business on the Business Day on which we receive both due proof of death and an election of the payment method in Good Order. Where there is more than one Beneficiary, we will determine the death benefit as of the Close of Business on the first Business Day that any Beneficiary submits due proof of death and election of payment method in Good Order. Each Beneficiary’s portion of the death benefit will be applied to their chosen death benefit payout option on the Business Day we receive their election of a payment method in Good Order and will be paid from the Sub-Accounts on a pro rata basis. The balance of the death benefit will remain in the Sub-Accounts based on the current allocation until each of the other Beneficiaries submits their election of a payment method in Good Order. From the time the death benefit is determined until complete distribution is made, any amount in a Sub-Account will be subject to investment risk. This risk is borne by the Beneficiary(ies).

DEATH BENEFIT PAYOUT OPTIONS DURING THE ACCUMULATION PHASE. Each Beneficiary must elect the death benefit to be paid under one of the following options in the event that a death benefit becomes payable during the Accumulation Phase.

Option 1 -	Lump sum payment of the death benefit.

Option 2 -	Payment of the entire death benefit within 5 years of the date of any Owner’s death. This option may not be available if there are multiple beneficiaries.

Option 3 -	Payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one (1) year of the date of any Owner’s death. This option is not available for a Beneficiary that is a non-natural person.

You may restrict a Beneficiary’s right to elect a death benefit payout option. If so, such rights or options will not be available to the Beneficiary.

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Any portion of the death benefit not applied to Option 3 within one (1) year of the date of the Owner’s death must be distributed within five (5) years of the date of the Owner’s death under Option 1 or Option 2, even if you have restricted the Beneficiary’s death benefit payout option.

We may also consent to other death benefit payout options in addition to those described in this section as long as they comply with Section 72(s) of the IRC.

PAYMENT OF INTEREST ON THE DEATH BENEFIT. Interest will accrue and be payable from the eighth (8th) day following the date that we receive due proof of death and election of the payment method in Good Order.

Interest will accrue at the rate or rates applicable to the Contract for funds left on deposit with us or, if we have not established a rate for funds left on deposit with us, at the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate or rates, we will use the rate in effect on the date that we receive due proof of death and election of the payment method in Good Order.

Interest will accrue at the effective annual rate determined in the preceding paragraph, plus additional interest at a rate of ten percent (10%) annually beginning with the date that is thirty-one (31) calendar days from the latest of the following dates to the date the claim is paid:

1.	the date that we receive due proof of death and election of the payment method in Good Order;

2.	the date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

3.	the date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to:

●	the establishment of guardianships and conservatorships;

●	the appointment and qualification of trustees, executors and administrators;

●	and the submission of information required to satisfy a state and federal reporting requirements.

PAYMENT OF DEATH BENEFIT. We will require due proof of death before any death benefit is paid. Due proof of death will be:

1.	a certified death certificate; or

2.	a certified decree of a court of competent jurisdiction as to the finding of death; or

3.	any other proof satisfactory to us.

We will pay all death benefits in accordance with applicable laws or regulations governing death benefit payments.

DEATH OF OWNER DURING THE ANNUITY PHASE. Upon any Owner’s death during the Annuity Phase, if the Annuitant is still alive, the surviving Owner will retain the ownership of this Contract. If there is no surviving Owner, the Beneficiary will become the Owner. Any remaining Annuity Payment(s) under the Annuity Option elected will continue to be paid at least as rapidly as under the method of distribution in effect at such Owner’s death.

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DEATH OF ANNUITANT DURING THE ANNUITY PHASE. Upon the death of an Annuitant, if there is a surviving Annuitant, Annuity Payments will continue according to the Annuity Option elected and no death benefit will be payable. Upon the death of the last surviving Annuitant during the Annuity Phase, the death benefit, if any, will be determined based on the Annuity Option elected. Any remaining payment under the elected Annuity Option will be paid to the Beneficiary. We will treat a surviving Owner as the primary beneficiary and treat any other beneficiary designation, on record at the time of death, as a contingent beneficiary.

BENEFICIARY. The Beneficiary designation in effect on the Issue Date will remain in effect until changed. Unless you provide otherwise, the death benefit will be paid as follows:

1.	in equal shares to the primary Beneficiary(ies) who survives your death and/or any Annuitant’s death, as applicable;

2.	if there is no primary Beneficiary who survives your death and/or any Annuitant’s death, as applicable, in equal shares to the contingent Beneficiary(ies) who survives your death and/or any Annuitant’s death, as applicable;

3.	if there is no primary or contingent Beneficiary who survives your death and/or any Annuitant’s death, to you or to your estate, as applicable.

We will treat a surviving Owner as the primary beneficiary and treat any other beneficiary designation, on record at the time of death, as a contingent beneficiary.

You may designate the Beneficiary as an irrevocable Beneficiary. A change of an irrevocable Beneficiary requires the consent of that irrevocable Beneficiary. If an irrevocable Beneficiary is named, you retain all other contractual rights.

If the Owner is a non-natural person, the Owner must be the sole primary Beneficiary unless we allow otherwise.

CHANGE OF BENEFICIARY. You may change the primary Beneficiary or contingent Beneficiary, subject to the consent of any irrevocable Beneficiary. If the Owner is a non-natural person, the Owner must be the sole primary Beneficiary unless we allow otherwise. You must make any change by Written Request. The change will take effect on the date the Written Request is signed unless you specify otherwise. We will not be liable for any payment made or action taken prior to our receipt of the Written Request.

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GENERAL PROVISIONS

CONTRACT CHANGES BY THE COMPANY. We reserve the right to amend this Contract to meet the requirements of any applicable federal laws or regulations, or as otherwise provided in this Contract. We will notify you by Written Notice of such amendments.

Any changes we make to this Contract must be signed by an authorized officer of the Company. Our agents have no authority to alter, modify or waive any of the provisions of this Contract.

CONTRACT CHANGES BY THE OWNER. You may, subject to restrictions described in this Contract and by Written Request, take any of the following actions:

1.	change an Owner; or

2.	change a Beneficiary; or

3.	change an Annuitant.

The change will take effect on the date the Written Request is signed, unless you specify otherwise. We will not be liable for any payment made or action taken prior to our receipt and approval of the Written Request.

We will not be responsible for the tax consequences of any Owner change.

CONTRACT TERMINATION. This Contract and all applicable riders will terminate upon the date this Contract is cancelled under the Right To Examine Contract provision or upon the occurrence of any of the following events:

●	the date of the last Annuity Payment; or

●	the date payment is made of the entire Contract Withdrawal Value; or

●	the date of the last death benefit payment.

We reserve the right to terminate this Contract if the following conditions are met:

1.	no Purchase Payment has been made for at least two (2) consecutive years measured from the date we received the last Purchase Payment; and

2.	each of the following amounts is less than $2,000 on the date we send Written Notice of our election to terminate this Contract provided that no Annuity Option is in effect at that time:

a.	the Contract Value less any Premium Tax deducted; and

b.	the sum of all Purchase Payments made into the Contract less any partial withdrawals.

If we exercise the right to terminate this Contract when conditions 1 and 2 are met, we will send you Written Notice of termination at your last known address shown in our records. This Written Notice will state that this Contract will terminate thirty (30) calendar days after we have mailed the notice unless we receive a Purchase Payment that brings the Contract Value (less any Premium Tax) to at least $2,000

ICC21-FPVDA	16	[09-21]

before that time. If this Contract is terminated pursuant to the reserved right to terminate this Contract, we will pay the Contract Value to you.

ENTIRE CONTRACT. The entire Contract consists of this Contract and any riders, amendments, or endorsements attached to this Contract.

EVIDENCE OF SURVIVAL. We may require proof that any person(s) on whose life Annuity Payments are based is alive. We may discontinue Annuity Payments until satisfactory proof is received.

INCONTESTABILITY. We will not contest this Contract.

MISSTATEMENT OF AGE OR SEX. We may require proof of the Age or sex of the Annuitant, Owner, and/or Beneficiary before making any payments under this Contract that are measured by the Annuitant’s, Owner’s, or Beneficiary’s life. If the Age or sex of the Annuitant, Owner, or Beneficiary has been misstated, the amount payable will be the amount that the Contract Value would have provided at the correct age and sex. After correction, we will pay the sum of any underpayments within thirty (30) calendar days. The amount of any overpayments we made will be charged against the payment(s) following the correction. Any overpayments/underpayments on account of misstatement of Age or sex shall be charged/credited after the correction with interest at a rate of three percent (3.00%) per year.

If an Annuitant’s, Owner’s and/or Beneficiary’s Age has been incorrectly stated and a Contract was purchased, or an optional rider was elected, that he/she was otherwise ineligible for, we will terminate the Contract or optional rider. We will refund the current Contract Value and any previously assessed rider charges if the Contract is terminated. If a rider is terminated, but the Contract remains in effect, we will refund any previously assessed rider charges.

For any other benefit for which Age or sex has been incorrectly stated, such benefit and any applicable charges will be adjusted to reflect the correct Age and sex.

NON-BUSINESS DAYS. Unless specified otherwise, if the due date for any activity required by this Contract falls on any day that is not a Business Day, performance of such activity will be rendered on the first Business Day following such due date. If we receive a Written Request for a transaction, such as a Purchase Payment, Transfer or Withdrawal, after the Close of Business on any Business Day or on a Non-Business Day, the Written Request will be effective on the next Business Day.

NON-PARTICIPATING CONTRACT. This Contract is non-participating and will not share in any of our surplus earnings. No dividends are payable on this Contract.

PREMIUM AND OTHER TAXES. We will determine when Premium Taxes have resulted from our receipt of the Purchase Payments, the investment experience of the Separate Account, or commencement of Annuity Payments. We may deduct any Premium Taxes or other taxes relating to this Contract from the Purchase Payments or Contract Value, or we may adjust the Annuity Rates for Premium Tax assessed. We may pay such Premium Taxes when due and deduct that amount from the Contract Value at a later date.

We will deduct any withholding taxes required by applicable law. We reserve the right to deduct any income taxes we may incur as a result of the operation of the Separate Account.

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PROTECTION OF PROCEEDS. To the extent permitted by law, all payments under this Contract shall be free from the claim of any creditor of the person entitled to them under this Contract.

REGULATORY REQUIREMENTS. The benefits under this Contract are not less than the Minimum Benefits required by Section 7 of the NAIC Model Variable Annuity Regulation, Model #250. Benefits may be changed by investment performance and partial or full withdrawals.

REPORTS / STATEMENTS. Each year we will provide to you, free of charge, a report detailing the status of this Contract, and any other information required under state or federal law. We shall provide such report within four (4) months of its preparation, and we shall include the following information:

1.	The beginning and end dates of the current report period;

2.	The Contract Value, if any, at the beginning of the current report period and at the end of the current report period;

3.	The amounts that have been credited or debited to this Contract during the current report period, including Purchase Payments, interest credits, expense charges, partial withdrawal amounts and withdrawal charges and rider charges, if any;

4.	The Contract Withdrawal Value, if any, at the end of the current report period; and

5.	The amount of the Death Benefit, if any, at the end of the current report period.

We may make additional status reports available to you upon Written Request at no additional charge.

RESERVATION OF RIGHTS. If we reserve the right to limit a contractual right within this Contract or a Rider, we will do so by providing prior Written Notice and on a non-discriminatory basis in order to respond to changes in any of the following:

●	Market or economic conditions;

●	Regulatory requirements;

●	Current and future anticipated expenses;

●	Unfavorable mortality experience;

●	Our financial condition.

ANNUITY PROVISIONS

ANNUITY GUIDELINES. The Latest Permitted Annuity Date shown on the Contract Schedule is the latest date by which you must apply your Contract Value to an Annuity Option under this Contract and/or take a withdrawal of any remaining Contract Value. You may elect to receive Annuity Payments at an earlier date, subject to the Annuity Guidelines shown on the Contract Schedule, by contacting our Service Center. The following guidelines apply to the election of an Annuity Option:

1.	You may elect to have the Contract Value applied to an Annuity Option, which provides for Fixed Annuity Payments that do not fluctuate. The Annuity Payments shall be determined by applying fixed annuity rates, which are based on the assumptions shown on the Contract Schedule under the Fixed Annuity Payout Rates section, to the Contract Value being applied to the Annuity Option you selected.

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2.	The amount applied to an Annuity Option on the Annuity Date is equal to the Contract Value minus any applicable Premium Tax and Annual Contract Maintenance Charge shown on the Contract Schedule.

3.	The minimum amount that may be applied to any Annuity Option, and the minimum Annuity Payment allowed, are shown on the Contract Schedule in the Annuity Guidelines.

4.	If on the Latest Permitted Annuity Date shown on the Contract Schedule, or your elected Annuity Date, if earlier, an Annuity Option has not been elected, we will make Fixed Annuity Payments under the Single Life Annuity with Period Certain with ten (10) years of Annuity Payments guaranteed, or if this Contract has joint annuitants, under the Joint and Survivor Life Annuity with Period Certain with ten (10) years of Annuity Payments guaranteed.

5.	Betterment of Rates. The amount of annuity benefits commencing on the Annuity Date will not be less than those that would be provided by the application of an amount to purchase any single consideration immediate annuity contract offered by the Company at the time to the same class of annuitants. Such amount applied to an Annuity Option on the Annuity Date is equal to the Contract Withdrawal Value, as defined in the Withdrawal Provisions of this Contract.

ANNUITY PAYMENTS. Annuity Payments will be payable monthly except as otherwise agreed to by you and us. You may not change the Annuity Option or frequency of Annuity Payments after Annuity Payments begin. You shall be the payee of the Annuity Payments unless otherwise specified. If the Owner is a non-natural person, the Owner must be the payee unless we allow otherwise. If the amount of the Annuity Payment will depend on the Age or sex of the Annuitant(s), we reserve the right to ask for satisfactory proof of Age and sex. We reserve the right to delay Annuity Payments until acceptable proof is received.

FIXED ANNUITY PAYOUT RATE GUARANTEE. We guarantee, as of the Contract Issue Date, that the fixed annuity rates used to calculate the Annuity Payments will not be affected by variations in mortality experience.

ANNUITY OPTIONS. You may choose periodic Fixed Annuity Payments under any of the Annuity Options described below; provided, however, that for Annuity Options with a life contingency, the Annuitant must be at least Age 18 on the Annuity Date. We may consent to other Annuity Options in addition to those described.

The following Annuity Options are available:

Single Life Annuity

Beginning on the Annuity Date, we will make Annuity Payments for the life of the Annuitant. Annuity Payments cease upon the death of the Annuitant.

Single Life Annuity with Cash Refund

Beginning on the Annuity Date, we will make Annuity Payments for the life of the Annuitant. The Cash Refund guarantees that upon the death of the Annuitant, if the total of all Annuity Payments made is less than the amount applied to the Annuity Option, the Beneficiary will receive the difference in a lump sum. If the total of all Annuity Payments made is equal to or greater than the amount applied to the Annuity Option, no additional payment will be made.

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Single Life Annuity with Period Certain

Beginning on the Annuity Date, we will make Annuity Payments for the life of the Annuitant or the Period Certain, whichever is longer. Annuity Payments will cease upon the death of the Annuitant, subject to the Period Certain guarantee.

The Period Certain, which may be ten (10) or twenty (20) years, guarantees that if the Annuitant dies before the end of the Period Certain elected, Annuity Payments will continue to be paid at the same frequency then in effect until the end of the Period Certain. The Beneficiary(ies) may instead elect to receive the present value of the remaining guaranteed Annuity Payments paid in a lump sum. If the Annuitant dies after the end of the Period Certain, no additional Annuity Payments will be made.

Joint and Survivor Life Annuity

Beginning on the Annuity Date, we will make Annuity Payments for the lives of both Annuitants. If either Annuitant dies, Annuity Payments will continue to be paid at the same frequency then in effect for the life of the surviving Annuitant. Annuity Payments cease upon the death of the surviving Annuitant.

Joint and Survivor Life Annuity with Period Certain

Beginning on the Annuity Date, we will make Annuity Payments for the lives of both Annuitants, or the Period Certain, whichever is longer. If either Annuitant dies, Annuity Payments will continue to be paid at the same frequency then in effect for the life of the surviving Annuitant. Annuity Payments cease upon the death of the surviving Annuitant, subject to the Period Certain guarantee.

The Period Certain, which may be ten (10) or twenty (20) years, guarantees that if both Annuitants die before the end of the Period Certain elected, Annuity Payments will continue to be paid at the same frequency then in effect until the end of the Period Certain. The Beneficiary(ies) may instead elect to receive the present value of the remaining guaranteed Annuity Payments in a lump sum. If the last surviving Annuitant dies after the end of the Period Certain, no additional Annuity Payments will be made.

Joint and 2/3 Survivor Life Annuity

Beginning on the Annuity Date, we will make Annuity Payments for the lives of both Annuitants. At the death of either Annuitant, Annuity Payments will continue to be paid at the same frequency then in effect for the life of the surviving Annuitant, but at a reduced rate of two-thirds of the original Annuity Payment. Annuity Payments cease upon the death of the last surviving Annuitant.

Joint and 2/3 Survivor Life Annuity with Period Certain

Beginning on the Annuity Date, we will make Annuity Payments for the lives of both Annuitants, or the Period Certain, whichever is longer. If either Annuitant dies, Annuity Payments will continue to be paid at the same frequency then in effect for the life of the surviving Annuitant. Annuity Payments cease upon the death of the surviving Annuitant, subject to the Period Certain guarantee.

The Period Certain, which may be ten (10) or twenty (20) years, guarantees that if either Annuitant dies prior to the end of the Period Certain, Annuity Payments will continue for the life of the surviving Annuitant at 100% of the amount and at the same frequency then in effect until the end of the Period Certain. At the end of the Period Certain following the death of either Annuitant, or upon the death of either Annuitant after the end of the Period Certain, Annuity Payments will continue to be paid at the same frequency then in effect to the surviving Annuitant, but at a reduced rate of two-thirds of the

ICC21-FPVDA	20	[09-21]

original Annuity Payment. If the last surviving Annuitant dies before the end of the Period Certain, Annuity Payments will continue at 100% of the amount and at the same frequency then in effect until the end of the Period Certain. The Beneficiary(ies) may instead elect to receive the present value of the remaining Period Certain Annuity Payments in a lump sum. If the last surviving Annuitant dies after the end of the Period Certain, no additional Annuity Payments will be made.

Period Certain Annuity

Beginning on the Annuity Date, we will make Annuity Payments for a guaranteed period (Period Certain). Annuity Payments cease at the end of the Period Certain elected which must be at least ten (10) years and cannot be more than thirty (30) years. If the last Annuitant dies before the end of the Period Certain, Annuity Payments will continue to be paid at the same frequency then in effect until the end of the Period Certain. The Beneficiary(ies) may instead elect to receive the present value of the remaining Period Certain Annuity Payments in a lump sum.

ICC21-FPVDA	21	[09-21]

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT
WITH FLEXIBLE PURCHASE PAYMENTS

●	THIS CONTRACT IS NON-PARTICIPATING. IT DOES NOT PROVIDE FOR THE PAYMENT OF DIVIDENDS.

●	THIS CONTRACT PROVIDES WAIVER OF CONTINGENT DEFERRED SALES CHARGE BENEFITS, IF APPLICABLE.

●	CONTRACT VALUES, WITHDRAWAL VALUES AND THE DEATH BENEFIT PROVIDED BY THIS CONTRACT WITH RESPECT TO AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

ICC21-FPVDA	22	[09-21]

CONTRACT SCHEDULE

Contract Number: [ ]	Latest Permitted Annuity Date: [09/01/2081]

Issue Date: [09/01/2021]	Contract Schedule Date: [09/01/2021]

[Eligibility Date for Waiver of CDSC Under Nursing Home and Hospital Withdrawal Benefit Rider and Terminal Illness Withdrawal Benefit Rider: [09/01/2022]]

Product Version: [MassMutual Envision]

Owner: [              ]

Age and Sex: [35, Female]

Joint Owner: [              ]

Age and Sex: [35, Female]

Annuitant: [              ]

Age and Sex: [35, Female]

Joint Annuitant: [              ]

Age and Sex: [              ]

PURCHASE PAYMENTS

Initial Purchase Payment Received: [$XXXXX ]

The minimum Initial Purchase Payment received must be at least [$5,000 for qualified contracts and $10,000 for non-qualified contracts]. The amount shown as the Initial Purchase Payment is as of the Issue Date.

Minimum Subsequent Purchase Payment: [$500], or, if the automatic investment plan option is elected, [$100].

[Minimum Purchase Payment to establish a DCA Fixed Account Term: [$5,000].]

Maximum Total Purchase Payments: The maximum total Purchase Payments we will allow without home office approval is [$1,500,000]. In calculating the maximum, we will take into account the cumulative Purchase Payments on this Contract and multiple purchases of the Contract by the same Owner (whether as the sole Owner or joint Owner), or with the same Annuitant (whether as the Annuitant or joint Annuitant).

Allocation Guidelines:

1.	We will allocate your Purchase Payments received in Good Order in accordance with your instructions.

ICC21-FPVDA-SCH	4A	[09-21]

You may allocate Purchase Payments to the available Sub-Accounts. You may also allocate Purchase Payments to the [Fixed Account with Declared Interest Rate (DIR Fixed Account) and/or the ]Fixed Account for Dollar Cost Averaging (DCA Fixed Account)[ (collectively, the Fixed Account(s))]. [Currently, we limit the allocation of any Purchase Payment to the DIR Fixed Account to [25%] of the Purchase Payment.] We reserve the right, upon thirty (30) calendar days advance notice to you, to limit the allocation of any Purchase Payment to the [DCA ]Fixed Account[(s)].

2.	If the Purchase Payment(s) and forms required to issue a Contract are in Good Order, we will issue your Contract and apply the initial Purchase Payment to the Contract within two (2) Business Days after receipt at our Service Center (or other Purchase Payment address directed by us). If we do not receive all the information we need, we will notify you. When we receive all of the necessary information, we will then apply your initial Purchase Payment within two (2) Business Days. If we do not have the necessary information to issue your Contract within five (5) Business Days, we will either return your Purchase Payment or obtain your permission to hold the Purchase Payment until we receive all of the necessary information.

We will apply subsequent Purchase Payment(s) to the Contract as of the Business Day we receive the Purchase Payment(s) in Good Order at our Service Center (or other Purchase Payment address directed by us).

TRANSFER RESTRICTIONS

[DIR Fixed Account Transfers

Transfers Out of the DIR Fixed Account

If your Contract Value in the DIR Fixed Account is less than [$500], then you may transfer all of the Contract Value out of the DIR Fixed Account into the Sub-Accounts. If your Contract Value in the DIR Fixed Account is greater than [$500], then we limit transfers out of the DIR Fixed Account as follows:

1.	In the first Contract Year, you may transfer a maximum of [25%] of all Purchase Payments and Transfers applied to the DIR Fixed Account.

2.	In each subsequent Contract Year, you may transfer the greater of:

•	[25%] of the Contract Value in the DIR Fixed Account as of the Close of Business on the last Business Day of the prior Contract Year; or

•	the lesser of:

o	the dollar amount of all the transfers out of the DIR Fixed Account in the prior Contract Year; or

o	the Contract Value in the DIR Fixed Account as of the Close of Business on the last Business Day of the prior Contract Year.

If there was no Contract Value in the DIR Fixed Account as of the Close of Business on the last Business Day of a Contract Year, then no value may be transferred out of the DIR Fixed Account in the subsequent Contract Year.]

ICC21-FPVDA-SCH	4B	[09-21]

[Transfers Into the DIR Fixed Account

We limit transfers from the Sub-Accounts into the DIR Fixed Account such that no transfer can cause the DIR Fixed Account to exceed [25%] of the Contract Value effective as of Close of Business on the prior Business Day.

We do not allow transfers into the DIR Fixed Account for a period of [6 months] following a transfer out of the DIR Fixed Account.

We reserve the right, upon thirty (30) days advance notice to you, to change the limits on transfers from the Sub -Accounts into the DIR Fixed Account or prohibit transfers from the Sub-Accounts into the DIR Fixed Account.]

Number of Transfers: You may make [an unlimited number of] transfers during the Accumulation Phase[ subject to the limitations set forth in the DIR Fixed Account Transfers section]. We reserve the right to limit transfers when the transfer privilege is being exercised to the detriment of other Owners. We further reserve the right, upon thirty (30) calendar days advance notice to you, to limit the number of transfers in the future.

Minimum Amount Which Must Remain In a Sub-Account After a Transfer: [None] [[$ 1,000]; or if the entire amount in the Sub-Account is less than [$1,000], the entire amount must be transferred.]

WITHDRAWALS

Contingent Deferred Sales Charge (CDSC): We assess a CDSC against Purchase Payments that you withdraw, but not against earnings that you withdraw. We calculate the charge at the time of each withdrawal. Each Purchase Payment has its own CDSC schedule. The amount of the charge depends on the length of time between the date Purchase Payments were applied and the date of the withdrawal. To determine if a CDSC applies, we process withdrawals as follows:

•	first from earnings (Contract Value less Purchase Payments not previously withdrawn);

•	then from Purchase Payments no longer subject to a CDSC according to the CDSC schedule;

•	then from the Free Withdrawal Amount or the amounts attributable to any CDSC waivers (taken from Purchase Payments not previously withdrawn in the order they were received with the oldest Purchase Payment first); and

•	then from Purchase Payments not previously withdrawn in the order they were received with the oldest Purchase Payment being first.

We track each Purchase Payment as to the date it is applied to your Contract and application of a CDSC to withdrawals thereof are determined in accordance with the following:

Number of Full Years from Application of Each Purchase Payment	CDSC %

[0	7%
1	7%
2	7%
3	6%
4	5%
5	4%
6	3%
7 or more	0%]

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Free Withdrawal Amount: The Free Withdrawal Amount is an amount of your Purchase Payment(s) that you may withdraw that is not subject to the CDSC. During the first Contract Year, your Free Withdrawal Amount is ten percent (10%) of the Initial Purchase Payment applied on the Issue Date, plus ten percent (10%) of any subsequent Purchase Payments received in that Contract Year. Any available Free Withdrawal Amount during the first Contract Year will be reduced by any Free Withdrawal Amount previously taken during that Contract Year.

During each subsequent Contract Year, your Free Withdrawal Amount is ten percent (10%) of your total Purchase Payments still subject to a CDSC as of the last calendar day of the previous Contract Year, plus 10% of any subsequent Purchase Payments received in that Contract Year. Any available Free Withdrawal Amount during such Contract Year will be reduced by any Free Withdrawal Amount previously taken during that Contract Year.

Any withdrawal taken during a previous Contract Year may impact the available Free Withdrawal Amount if it results in a decrease in the amount of Purchase Payments still subject to a CDSC.

Any unused Free Withdrawal Amount(s) during any particular Contract Year may not be carried over to any succeeding Contract Year.

Additional CDSC Waivers: We will not deduct a CDSC from the Contract Value under the following circumstances:

•	Upon payment of the death benefit.

•	Upon application of the Contract Value to any Annuity Option.

•	Upon application of the Nursing Home and Hospital Withdrawal Benefit Rider or the Terminal Illness Withdrawal Benefit Rider.

•	On amounts withdrawn as Required Minimum Distributions (RMDs), to the extent they exceed the Free Withdrawal Amount, subject to the following requirements:

o	You must be participating in a systematic withdrawal program established for the payment of RMDs, under which the RMD is calculated by us, based solely on the value on the fair market value of this Contract (RMD program),

o	You must not have taken any other withdrawals from the Contract in that Contract Year.

If you choose to take withdrawals to satisfy your RMD for this Contract outside of our RMD program, or if you choose to take any other withdrawals from this Contract, CDSCs may apply not only to those withdrawals, but also to any subsequent RMD withdrawals taken under the RMD program in the same Contract Year.

•	If you redeem “excess contributions” from an Individual Retirement Annuity (IRA). We look to the Internal Revenue Code for the definition and description of excess contributions.

•	[On distributions required to be made to a Beneficiary under the Non-Qualified Beneficiary Annuity Rider in order to comply with Section 72(s) of the Internal Revenue Code (IRC), to the extent they exceed the Free Withdrawal Amount. In order to qualify for this exception, you must not take any other withdrawals from the Contract in that Contract Year. If you choose to take any other withdrawals from the Contract, CDSCs may apply not only to those withdrawals, but also to any subsequent required distributions taken in the same Contract Year.]

•	On any withdrawals made when you reach your Latest Permitted Annuity Date.

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Minimum Partial Withdrawal: [$ 100.] We reserve the right upon thirty (30) calendar days advance notice to you to increase this amount up to [$500.]

Minimum Contract Value Which Must Remain in the Contract After a Partial Withdrawal: [$2,000]

ANNUITY GUIDELINES

1.	You may only apply your full Contract Value to an Annuity Option. If the amount to be applied under an Annuity Option results in an Annuity Payment of less than $20 monthly (or the equivalent amount based on the selected frequency), we will pay the amount in a lump sum. If any Annuity Payment is less than $100, we will change the payment basis to equivalent quarterly, semi-annual or annual payments.

2.	The Annuity Date must be the 1st through the 28th day of the month. Annuitization cannot be earlier than [five (5) years] after the Issue Date.

3.	The Latest Permitted Annuity Date shown on this Contract Schedule is the Contract Anniversary after the 95th birthday of the oldest Annuitant or the oldest Owner (whichever is sooner). However, if the Latest Permitted Annuity Date would otherwise fall on the 29th -31st of a month, then the Latest Permitted Annuity Date will be the first of the following month.

FIXED ANNUITY PAYOUT RATES

The fixed annuity rates applied will not be less than rates determined using the following assumptions:

1.	The [2012 Individual Annuity Mortality (IAM) mortality table], projected to the year 2052 with 100% of Projection Scale G2 for both males and females, applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a 30%/70% male/female weighting.

2.	Age will be determined based on each Annuitant’s nearest birthday on the Annuity Date [with a five-year age setback applied in all instances]. For example, age 65 is considered the period of time between age 64 years, 6 months and one day and age 65 years and 6 months. [Once the Age has been determined, the setback would then be applied (e.g. Age 65 will be considered Age 60)].

3.	An effective annual interest rate of 0.10%.

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COMMUTED VALUE FORMULA

The Commuted Value is the present value of remaining Annuity Payments, in accordance with the terms and conditions of the Contract.

The Commuted Value will be determined using the following assumptions:

1.	Discount Rate = [2.00%] [+ A]

[A = the withdrawal yield determined as follows: “A” is the yield on the [10 Year] Constant Maturity Treasury Note as of the date we calculate the present value.

Constant Maturity Treasury Note yields are published in the daily H.15 updates by the Federal Reserve Statistical Releases. If the Constant Maturity Treasury Note yields are no longer available, we will use a substantially similar alternative.]

2.	[105%] of the [2012 Individual Annuity Mortality (IAM) mortality table], which applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a [70%/30%] male/female weighting.

ICC21-FPVDA-SCH	4F	[09-21]

SEPARATE ACCOUNT CHARGES

Mortality And Expense Risk Charge:	The charge is deducted daily and is equal on an annual basis to [1.15%] of the average daily net assets in the Sub-Accounts. We will not change this charge on a Contract after it is issued.

Administrative Charge:	The charge is deducted daily and is equal on an annual basis to [0.15%] of the average daily net assets in the Sub-Accounts. We will not change this charge on a Contract after it is issued.

CONTRACT CHARGES

Annual Contract Maintenance Charge:	The charge is [$40] per Contract Year and is deducted on each Contract Anniversary from the Sub-Accounts in which you are invested. We will deduct this charge pro-rata from the Sub-Accounts in the same proportion that the amount of the Contract Value in each Sub -Account bears to the total Contract Value in the Sub-Accounts.

If you make a total withdrawal on other than your Contract Anniversary, we will deduct the entire Annual Contract Maintenance Charge at the time of the total withdrawal.

The Annual Contract Maintenance Charge will be waived if the Contract Value is at least [$100,000] at the time the charge is due.

ICC21-FPVDA-SCH	4G	[09-21]

RIDERS: The following riders have a Rider Effective Date of [09/01/2021]

[Return of Purchase Payment Death Benefit Rider

Nursing Home and Hospital Withdrawal Benefit Rider

Terminal Illness Withdrawal Benefit Rider

Fixed Account for Dollar Cost Averaging Rider

Fixed Account with Declared Interest Rate Rider

Annuity Payment Commutation Rider

Individual Retirement Annuity Rider

Roth Individual Retirement Annuity Rider

SIMPLE IRA Rider

Unisex Annuity Rates Rider

Non-Qualified Beneficiary Annuity Rider]

SERVICE CENTER:

Massachusetts Mutual Life Insurance Company

[Service Center

P.O. Box 9067

Springfield, MA 01102-9067]

[FIXED ACCOUNT(S)

FIXED ACCOUNT(S):

The Minimum Guaranteed Interest Rate is [1.00%] annually, and will be updated on January 1 of each year.

Minimum Values for Fixed Account(s):

The annual minimum interest rate is based on the nonforfeiture interest rate. The initial nonforfeiture interest rate of [1.00%] is based on the adjusted average daily five-year Constant Maturity Treasury (CMT) for the 12-month period ending on September 30, [2020], and will apply until December 31, [2021]. The nonforfeiture interest rate will be updated on January 1 of each year using the new adjusted average daily five-year CMT rate for the period ending September 30 of the prior year. The average daily five-year CMT rate will be adjusted by rounding the rate to the nearest 0.05%, subtracting [1.25%], and applying a [1.00%] minimum and a [3.00%] maximum to the resulting rate. The minimum nonforfeiture value will be determined reflecting a [$50] annual expense load.]

ICC21-FPVDA-SCH	4H	[09-21]

SEPARATE ACCOUNT(S):
[Massachusetts Mutual Variable Annuity Separate Account 4.]

Sub-Accounts

[Fidelity® VIP Contrafund®	MML Small Company Value
Fidelity® VIP Real Estate	MML Small/Mid Cap Value
Fidelity® VIP Healthcare	MML Special Situations
Fidelity® VIP Strategic Income	MML Strategic Emerging Markets
Invesco V.I. Discovery Mid Cap Growth	MML Total Return Bond
Invesco V.I. Global	MML U.S. Government Money Market
Invesco V.I. Global Strategic Income	PIMCO Income Portfolio]
Invesco Oppenheimer V.I. International Growth
Ivy VIP Asset Strategy
Janus Henderson VIT Global Technology and Innovation
MML Aggressive Allocation
MML American Funds Core Allocation
MML American Funds Growth
MML American Funds® International
MML Balanced Allocation
MML Blend
MML Blue Chip Growth
MML Conservative Allocation
MML Dynamic Bond
MML Equity
MML Equity Income
MML Equity Momentum
MML Equity Rotation
MML Focused Equity
MML Foreign
MML Fundamental Equity
MML Fundamental Value
MML Global
MML Growth & Income
MML Growth Allocation
MML High Yield
MML Income & Growth
MML Inflation-Protected and Income
MML International Equity
MML Large Cap Growth
MML Managed Bond
MML Managed Volatility
MML Mid Cap Growth
MML Mid Cap Value
MML Moderate Allocation
MML Short-Duration Bond
MML Small Cap Equity
MML Small Cap Growth Equity

ICC21-FPVDA-SCH	4I	[09-21]